Exhibit 99.1

Circuit City Stores, Inc. Announces Changes to Improve Financial Performance

Richmond, Va., February 8, 2007 – Circuit City Stores, Inc. today announced a series of changes to better align the company to meet the changing nature of the consumer electronics retail marketplace as well as improve financial performance.

“Because of the intensified gross margin pressures that we saw in the third quarter within the flat panel television category, we launched efforts to accelerate the timing of planned initiatives to improve sales and gross margin, as well as improve the efficiency of our expense structure,” said Philip J. Schoonover, chairman, president and chief executive officer of Circuit City Stores, Inc. “We now have completed the planning work and are taking immediate action on the first of those recommendations. Other recommendations are being developed, and we expect to implement them over the next six months. The steps we are taking today represent the initial efforts toward getting our cost structure more in line with today’s marketplace.”

The company expects to incur pretax expenses of approximately $30 million related to store and other facility closings, both domestic and international; $40 million to $60 million related to goodwill impairment; and approximately $15 million related to other restructuring activities. Of the total range of $85 million to $105 million, substantially all of the expenses will be incurred in the fourth quarter of fiscal 2007. As the company continues to move forward on its initiatives, additional expenses could be incurred in the fourth quarter.

Executive Management Changes

The company has changed its executive management structure to improve execution and accountability, to better align all retail channels and to improve the coordination between merchandising and marketing.

David L. Mathews will lead the merchandising, marketing, services and supply chain teams.

All retail channels, including all domestic and international retail stores and Circuit City Direct, will report to George D. Clark, Jr., executive vice president, multi-channel sales.

“These leadership role changes will foster improved teamwork and execution while driving accountability across the organization,” said Schoonover. “I believe that world-class multi-channel retailers need to offer a seamless experience to their customers. As such, we have taken steps to fundamentally re-align our businesses. To increase speed and limit bureaucracy, we have restructured key business teams and cross-functional structures that are responsible for the day-to-day operations of the company as well as support our longer-term strategic direction. We also have reshaped the larger organization, bringing all retail channels under one leader and all merchandising, services and marketing efforts under another. We believe these actions will help our Associates to offer the seamless experience that our customers desire. In addition, Mike Foss, executive vice president and chief financial officer, will focus on driving shareholder value through improving the overall productivity of the business, optimizing the capital structure and identifying new growth opportunities.”

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Circuit City Stores, Inc.

The company also announced that Douglas T. Moore, executive vice president, chief merchandising officer, has left the company.

“We thank Doug for his efforts in the initial phase of our merchandising transformation and innovation efforts and wish him great success in his future endeavors,” said Schoonover.

Business Changes

Domestic Segment

By the end of February, the company expects to close seven domestic Superstores. The stores generated $71 million in revenue during the twelve months ended December 31, 2006. These stores either are cash flow negative or are very low-volume, low-cash flow stores with older formats that are being closed for brand image reasons. Separately, in February, the company will close one Superstore in advance of opening a replacement store in the first quarter of fiscal 2008.

The company plans to close the domestic segment operation that was being held for sale. The results from this operation previously had been reported as results from discontinued operations.

The company also plans to close a distribution center located in Louisville, Kentucky, that is used primarily for store fixtures and signage. A separate distribution facility located in Louisville that is primarily used to distribute entertainment software is not impacted by this closure.

International Segment

The international segment plans to close approximately 62 underperforming company-owned stores. This action, coupled with the previously announced return of the 92 Rogers Plus® stores to Rogers Wireless Inc., will allow the segment to eliminate one region and four districts, resulting in a reduction of approximately 70 positions at the store support center and in field management. Related costs will be incurred largely in this fiscal year’s fourth quarter with some impact likely in next year’s first quarter.

The international segment also expects to incur costs related to plans to exit product lines and other actions around inventory to align its merchandise assortment with consumer demand.

The company has been monitoring sales and margin trends in the fourth quarter and determined that it is necessary to evaluate goodwill associated with the international segment for impairment. While the valuation process is not complete, it is expected that the related non-cash charge in the fourth quarter will total $40 million to $60 million.

About Circuit City Stores, Inc.

Circuit City Stores, Inc. (NYSE:CC) is a leading specialty retailer of consumer electronics and related services. The domestic segment operates through 643 Superstores and 12 other locations in 158 U.S. markets. The international segment operates through more than 800 retail stores and dealer outlets in Canada. Circuit City also operates Web sites at www.circuitcity.com, www.thesource.ca and www.firedog.com.

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Circuit City Stores, Inc.

Forward-Looking Statements

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which are subject to risks and uncertainties, including without limitation: (1) the company’s ability to control costs and leverage expenses as a percentage of sales, (2) the degree to which the company is able to offset pressures on gross margin with sourcing improvements, pricing optimization, vendor programs and inventory initiatives, (3) the level of investment spending related to the Company’s strategic initiatives and information technology, (4) the effectiveness of changes to the management and organization structure, (5) the amount of the fair value associated with the international segment operation, as determined in the impairment analysis, (6) the impact on associate morale and engagement as a result of the changes, (7) the company’s ability to drive process and sales improvements, (8) the effect of pricing and promotional activities of the company’s competitors and the company’s response to those actions, (9) the pace of commoditization of digital products, (10) the possibility of adverse changes in general economic conditions, (11) the company’s ability to generate sales and margin growth through expanded service offerings, (12) the international segment’s ability to rationalize its merchandise assortment and (13) the company’s ability to continue to generate strong sales growth in key product categories and through its direct sales channel. Discussion of additional factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is set forth under Management’s Discussion and Analysis of Results of Operations and Financial Condition in the Circuit City Stores, Inc. Annual Report on Form 10-K for the fiscal year ended February 28, 2006, in the Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2006, and in the company’s other SEC filings. A copy of the annual report is available on the company’s Web site at http://investor.circuitcity.com.

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Contact:	Bill Cimino, Director of Corporate Communications, (804) 418-8163
Corey Benjamin, Investor Relations, (804) 527-4033
Jessica Clarke, Investor Relations, (804) 527-4038